Exhibit 99.3

NOMINATION RIGHTS AGREEMENT

This Nomination Rights Agreement (this “Agreement”) is entered into as of March 27, 2023 (the “Effective Date”) by and between Blade Air Mobility, Inc. (the “Company”) and RB Lift LLC (“RedBird”).

The parties hereto agree as follows:

ARTICLE I

NOMINATION RIGHTS

1.1	Nomination Rights.

(a)	For so long as RedBird and its affiliates “Beneficially Own” (as defined by Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended) at least 5.0% or more of the outstanding shares of common stock of the Company in the aggregate, RedBird shall have the right, but not the obligation, to nominate one director (the “RedBird Nominee”) to serve on the board of directors of the Company (the “Board”); provided that this nomination right shall terminate upon the earlier to occur of the annual general meeting of stockholders of the Company held in 2026 (the “2026 AGM”) and the termination of this Agreement on its terms. For the avoidance of doubt, RedBird shall have no right under this Agreement to nominate a director for election by the stockholders of the Company at the 2026 AGM and the Company shall have no obligation under this Agreement to include a director nominated by RedBird in the slate that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of directors at the 2026 AGM

(b)	As long as the Board is classified and RedBird has a nomination right pursuant to Section 1.1(a), the RedBird Nominee shall be nominated to serve as a Class II director and shall be included as part of the slate that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of Class II directors. In the event the Board ceases to be classified, the RedBird Nominee shall be nominated for election as a director as part of any slate that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of directors for so long as RedBird has a nomination right pursuant to Section 1.1(a). The Company shall provide at least the same level of support for the election of the RedBird Nominee as it provides to any other individual standing for election as a director of the Company as part of such Company slate of directors.

(c)	The Board shall appoint the RedBird Nominee to serve on the Audit Committee of the Board, provided that the RedBird Nominee agrees to serve on such committee and the Board determines that the RedBird Nominee is eligible under applicable law, the listing standards of the NASDAQ Global Select Market (“NASDAQ”), the Company’s Corporate Governance Guidelines, and the Charter of the Audit Committee (including, in each case, any applicable independence requirements).

(d)	The individual designated by RedBird as the RedBird Nominee shall be a full-time senior employee of RedBird. If at any time the RedBird Nominee ceases to be a full-time senior employee of RedBird, the RedBird Nominee shall within five (5) business days offer to irrevocably tender his or her resignation to the Board, which resignation may be accepted or rejected by the Board in its sole discretion (it being understood that, if the Board accepts such offer, the RedBird Nominee shall promptly and irrevocably tender his or her resignation to the Board effective immediately or at such other date specified by the Board).

(e)	The initial RedBird Nominee shall be Andrew Lauck.

(f)	In the event that the RedBird Nominee shall cease to serve as a director for any reason (other than (i) the failure of the stockholders of the Company to elect such individual as a director or (ii) where RedBird ceases to have the right to appoint a RedBird Nominee under this Agreement), RedBird shall have the right to designate a replacement RedBird Nominee, including, but not limited to Gerald Cardinale or Alexander Blankfein (the “Approved Alternates”); provided, that, except in the case of the Approved Alternates, the Board may reasonably object to any such proposed replacement RedBird Nominee within ten (10) business days following receipt of notice (which may be delivered via email) of such proposed replacement RedBird Nominee, in which case RedBird and Company shall cooperate in good faith to find a mutually agreeable replacement RedBird Nominee. The Company agrees to take all reasonable actions necessary to cause the appointment of any such replacement RedBird Nominee to fill the vacancy resulting therefrom; it being understood that any such designee shall serve the remainder of the term of the director whom such designee replaces. For the avoidance of doubt, it is understood that the failure of the stockholders of the Company to elect any RedBird Nominee shall not affect the right of RedBird to designate a RedBird Nominee pursuant to Section 1.1(a) in connection with any future election of directors of the Company. If a RedBird Nominee is not appointed or elected to the Board because of such person’s death, disability, disqualification, withdrawal as a nominee or for other reason is unavailable or unable to serve on the Board, RedBird shall be entitled to designate promptly another nominee and the director position for which the original RedBird Nominee was nominated shall not be filled pending such designation. In the event that RedBird may designate a replacement RedBird Nominee under this Section 1.1(f), RedBird must provide notice of any such replacement as soon as reasonably practicable.

(g)	The obligations of the Board and the Company under this Agreement shall be subject to applicable law (including laws relating to the fiduciary duties of directors) and the rules and regulations of NASDAQ.

1.2	Removal of RedBird Nominee.

(a)	If, at any time when there is a RedBird Nominee serving on the Board, this Agreement is terminated pursuant to Section 3.1, the RedBird Nominee shall within five (5) business days offer to irrevocably tender his or her resignation to the Board, which resignation may be accepted or rejected by the Board in its sole discretion (it being understood that, if the Board accepts such offer, the RedBird Nominee shall promptly and irrevocably tender his or her resignation to the Board effective immediately or at such other date specified by the Board).

(b)	Notwithstanding anything in this Agreement to the contrary, if the Board reasonably determines that (i) the RedBird Nominee’s service on the Board is in violation of Section 8 of the Clayton Antitrust Act, as amended, or (ii) that the RedBird Nominee is a director of, or employed by, another company that the Board reasonably and in good faith deems to be competing with the Company or any of its subsidiaries in any material respect (such RedBird Nominee is a “Competing Redbird Nominee”), the Board (excluding the RedBird Nominee) may determine, after good faith consultation with RedBird, and upon good faith review of all of the relevant facts and circumstances, to immediately remove such RedBird Nominee, or to require the RedBird Nominee to immediately tender his or her resignation, in which case RedBird shall be entitled to designate promptly a replacement RedBird Nominee (who would not be a Competing RedBird Nominee) and the director position for which the original RedBird Nominee was nominated shall not be filled pending such designation.

1.3	No Compensation. While serving as a member of the Board, the RedBird Nominee shall be entitled to participate in any flight benefit policy the Company may have in effect from time-to-time on the same basis as the other non-employee directors of the Company. In addition, the Company will pay directly or reimburse, or cause to be paid directly or reimbursed, the actual and reasonable out-of-pocket costs and expenses incurred by the RedBird Nominee in connection with his or her Board service in the same manner and to the same extent as the other non-employee directors of the Company. Except as provided in this Section 1.3, the Company shall not be obligated to compensate the RedBird Nominee for their service as a member of the Board or any committee thereof, provided that the RedBird Nominee shall be entitled to the same rights to indemnification by or on behalf of the Company in connection with their service on the Board as the other non-employee directors are entitled.

ARTICLE II

REDBIRD OBLIGATIONS

2.1	Confidential Information.

(a)	To the extent permitted by antitrust, competition, federal securities laws, the Delaware General Corporation Law, as amended, or any other applicable law, the Company agrees and acknowledges that the RedBird Nominee may share any information concerning the Company that is furnished to the RedBird Nominee by the Company, together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof containing, based upon or derived from such information, in whole or in part (“Confidential Information”), with RedBird for the purpose of allowing RedBird to provide advice and assistance to the Company in respect of the operations of the Company, or for evaluating, monitoring or reviewing its then existing investment in the Company; provided that the RedBird Nominee shall not share any information with RedBird to the extent that the Company notifies the RedBird Nominee that the Company has determined that the sharing of such information with RedBird would be reasonably likely to result in the waiver of attorney-client (or similar) privilege or the contravention of any government agreement or arrangement or judicial order. RedBird recognizes that it, or its affiliates and representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, RedBird covenants and agrees with the Company that it will not (and will cause its controlled affiliates and representatives, including the RedBird Nominee, not to) at any time, except with the prior written consent of the Company, directly or indirectly, disclose any Confidential Information known to it to any third party or otherwise use the Confidential Information for any purpose other than as set forth in the first sentence of this Section 2.1(a), unless the Confidential Information: (i) is or has become publicly available other than as a result of a disclosure by RedBird, its controlled affiliates or representatives, including the RedBird Nominee, in violation of this Agreement; (ii) was already known to RedBird or the RedBird Nominee or was in the possession of RedBird or the RedBird Nominee prior to its being furnished by or on behalf of the Company; (iii) is received by RedBird or the RedBird Nominee from a source other than the Company or its representatives, provided that the source of such information was not actually known by RedBird or the RedBird Nominee to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, the Company; (iv) was independently developed or acquired by RedBird or the RedBird Nominee on its or their behalf without the use of the Confidential Information or in the violation of the terms of this Agreement; or (v) RedBird or the RedBird Nominee is required, in the good faith determination of RedBird or the RedBird Nominee, as applicable, to disclose by applicable law, regulation or legal process, provided that RedBird promptly notifies, or causes the RedBird Nominee to promptly notify, the Company of such requirement and uses its reasonable best efforts to minimize the extent of any such required disclosure. For the avoidance of doubt, no Confidential Information shall be shared by RedBird or the RedBird Nominee with any portfolio company of RedBird or any of the Company’s competitors, regardless of their relationship with RedBird, except with the prior written consent of the Company.

(b)	Upon the termination of this Agreement, or at any time upon written request by the Company, RedBird and the RedBird Nominee shall promptly return to the Company or promptly destroy all Confidential Information (including, electronic copies) supplied by the Company to the RedBird Nominee and, directly or indirectly, RedBird, without retaining any copy thereof, and the RedBird Nominee and RedBird shall promptly destroy all Confidential Information prepared by or on its own behalf, together with copies thereof (including, without limitation, electronic copies), except that RedBird and the RedBird Nominee shall be entitled to retain copies of the Confidential Information as necessary to comply with applicable law.

2.2	Corporate Opportunities. RedBird agrees that for purposes of ARTICLE IX of the Company’s Second Amended and Restated Certificate of Incorporation, as amended from time-to-time, RedBird and its affiliates shall be deemed to be “Affiliates” (as defined therein) of the RedBird Nominee.

2.3	Securities Laws Restrictions. RedBird hereby acknowledges that federal securities laws impose restrictions on it, its affiliates, its representatives and the RedBird Nominee’s ability to purchase, sell, trade or otherwise transfer securities of the Company until such time as material, non-public information received by the RedBird Nominee or RedBird becomes publicly available or is no longer material. RedBird hereby covenants and agrees to, and to cause the RedBird Nominee to, comply with all such securities law restrictions.

2.4	Company Securities Trading Policy. RedBird acknowledges receipt of a copy of the Company’s Policy Statement on Securities Trades by Company Officers, Directors and Employees (the “Policy”). RedBird hereby covenants and agrees to abide by the Policy, as the same may be amended from time to time, as an entity controlled by a member of the Board.

2.5	Obligations of RedBird Nominee. Without limiting any other provision of this Agreement, the RedBird Nominee shall be subject to, and comply with, the same rules, procedures, policies, codes, guidelines, requirements and other obligations applicable to the other non-employee directors of the Company, as in effect from time to time.

ARTICLE III

TERMINATION

3.1	Termination. This Agreement shall terminate and be of no further effect upon the earliest to occur of: (a) RedBird and its affiliates ceasing to Beneficially Own at least 5.0% of the outstanding shares of the common stock of the Company in the aggregate; (b) the 2026 AGM; and (c) the written consent of RedBird and the Company to terminate this Agreement. Termination of this Agreement shall not relieve any party for the breach of any obligations under this Agreement prior to such termination. Notwithstanding any such termination of this Agreement, (i) Section 2.1 shall survive any termination of this Agreement and (ii) Section 2.3 and Section 2.4 shall survive any termination of this Agreement for so long as RedBird or the RedBird Nominee retain any Confidential Information or material non-public information with respect to the Company.

ARTICLE IV

MISCELLANEOUS

4.1	Definition of Terms. As used in this Agreement, the term (a) “Company” shall include all direct and indirect subsidiaries of the Company, except where expressly stated or the context requires otherwise, and (b) “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended, except that the Company shall not be deemed to be an affiliate of RedBird for purposes of this Agreement. For the avoidance of doubt, the term “Board” shall refer only to the board of directors of Blade Air Mobility, Inc.

4.2	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

4.3	No Transfer of Rights. This Agreement is personal to the parties and the rights and obligations of the parties may not be assigned or otherwise transferred without the written consent of all parties hereto.

4.4	Amendment and Waiver. This Agreement may be amended or modified only upon an agreement in writing executed on behalf of each of the parties hereto. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is made expressly in writing and executed and delivered by the party against whom such waiver is claimed. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provision or any other provisions hereof and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

4.5	Entire Agreement. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

4.6	Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed Agreement by one party to any other party may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.7	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

4.8	Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Nomination Rights Agreement on the day and year first above written.

RB LIFT LLC

By:	/s/ Andrew Lauck
Name: Andrew Lauck
Title: Sole Member

BLADE AIR MOBILITY, INC.

By:	/s/ Melissa Tomkiel
Name: Melissa Tomkiel
Title: President

RedBird/Blade - Nomination Rights Agreement